Exhibit 99.2

Cambium Learning Group, Inc.

Fourth Quarter 2017 Earnings Conference Call

March 7, 2018

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Fourth Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Scott McWhorter, of Cambium’s General Counsel. Please begin.

Scott McWhorter:

Thank you, and welcome, everyone, to Cambium Learning Group’s Fourth Quarter 2017 Earnings Conference Call. I am Scott McWhorter, Cambium’s General Counsel. With me today are John Campbell, Cambium Learning’s Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC, for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results, including Adjusted EBITDA and Cash Income. The press release and Form 10-K issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective, since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. Cambium Learning Group ended 2017 with a solid fourth quarter performance, delivering full-year Bookings, Adjusted EBITDA and Cash

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

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Income growth in line with our most recent expectations. Technology-enabled SaaS solutions represented 79% of our total Bookings mix, and at year-end up from 73% in 2016, driven by double-digit growth of our digital solutions at Learning A-Z and ExploreLearning, as well as the LANGUAGE! Live product at Voyager Sopris Learning. As our digital solutions perform at higher rates of profitability than our legacy print solutions, this top-line growth and mix change is evolving our business model, further expanding our margins and cash flow delivery. These results demonstrate our continued focus on increasing cash generation and the long-term value of the Company.

Now let’s look at our segments’ performance. Learning A-Z, the standard-bearer of our digital solutions strategy, grew 2017 Bookings 10% on 14% growth in the fourth quarter, with all solutions growing year-over- year. As demand for digital solutions in school districts, both in the U.S. and around the world remains healthy, and as the solutions that we provide are cost-effective and drive student success, we believe our long-term potential to grow our technology-enabled, SaaS solutions remains robust.

In the past two years we delivered double-digit growth, but at rates lower than our original forecast. Therefore, in the fourth quarter we undertook a diagnostic exercise to formulate steps to accelerate our growth rate going forward, both to ensure we are capturing all the market share we can and to ensure we are delivering reliable and optimized value to all of our stakeholders.

The largest sources of headwind included external facts of life, such as the lengthening of some sales cycles and the timing of certain districts’ funding that caused purchases to slide to later quarters, but we also uncovered some opportunities to make certain process and sales training improvements, and some opportunities to drive continued strong renewal rates.

What we did not find in this exercise was much in terms of competitive loss of opportunity, either in new sales or renewals. This, in our view, reaffirms the strength of our strong market position and our product development capability, particularly with SaaS solutions which are continually evolving.

Learning A-Z was recently awarded a 2017 Tech and Learning Award of Excellence for its Raz-Plus product in the New Products category, honored as an education technology product that breaks new ground and adds significant enhancements to existing offerings. This is a true honor because the winners are chosen by educator judges and acknowledges Raz-Plus as serving the need it was designed to serve: the teacher who must meet each child at his or her level and the students striving to become proficient in all critical domains of literacy. Raz-Plus also recently won a Learning magazine 2018 Teachers’ Choice Award for the Classroom.

We have fine-tuned some of our processes but our mission at Learning A-Z for 2018 has not changed. We provide stellar literacy-focused resources that blend traditional teacher-led instruction with online resources that make teachers more effective and efficient. Learning A-Z has now achieved IMS Global Conformance Certification for its products on the OneRoster® version 1.0 and version 1.1 CSV standards, a critically important interoperability milestone that will enable us to deliver our award-winning literacy resources to students everywhere. We expect strong growth from Learning A-Z in 2018.

Before I move on from Learning A-Z, I’d like to lastly mention that during the fourth quarter of last year, co-founder Bob Holl, who grew Learning A-Z from an idea into a market leader, stepped down to an Advisory role where he will continue to help us by providing his vision about what teachers and students need to make academic progress a reality.

We appointed Patrick Marcotte as President of the division to succeed Bob. Patrick was most recently Vice President of Research and Development and came to us through the Headsprout acquisition. He is a strong leader in evidence-based instructional design, software as a service, educational policy, and customer-focused product development, having worked directly on implementations with several large

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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U.S school districts. We look to Patrick to carry on Bob’s passionate and dedicated leadership and find new ways to expand Learning A-Z’s business.

Let us move now to ExploreLearning. This segment grew 2017 Bookings 19% on an increase of 21% in the fourth quarter with both the Gizmos and Reflex product lines growing double digits and showing strong momentum all year. During the quarter we completed our acquisition of IS3D, LLC. This startup developed Cogent Education’s award-winning Interactive Cases which are dynamic online experiences that allow students to simulate real-world STEM activities by playing the role of a professional tasked with solving a real-world problem. These immersive simulations are similar to Gizmos’ math and science simulations and help students fully engage to master difficult concepts by authentically solving problems. In addition to terrific resources and technology to help STEM students, IS3D brought us tremendous development talent. We expect the integrated product to begin contributing to revenue in 2019.

ExploreLearning was once again named one of the best places to work in Virginia. We are honored to be recognized again as our ability to attract and retain top talent is key to delivering innovative solutions that make a difference for students and we maintain a supportive work environment in order to do so. ExploreLearning had a fantastic year in 2017 and we expect that momentum to carry into 2018 and provide strong Bookings growth and the opportunity for even more students to have success in math and science.

At Voyager Sopris Learning, 2017 Bookings declined 16% on a 19% decline for the fourth quarter. LANGUAGE! Live, the segment’s digital flagship and high-efficacy adolescent intervention solution, gained momentum and grew 20% for the year, although the legacy print and transactional solutions drove an overall decline.

We believe the intervention marketplace is growing as more students fall behind. Voyager Sopris Learning’s valuable resources and solutions that improve the trajectory of students’ lives is enabling us to reposition this division’s role in this space, offering tremendous opportunity for growth. We recently launched a blended version of our LETRS professional development course of study that prepares educators for the challenging work of teaching literacy. The highly effective LETRS solution has been an important component of Voyager Sopris Learning’s brand leadership in the intervention space, and our customers and employees are very excited about the launch of this newer and more flexible version.

Based on the successful momentum of LANGUAGE! Live and the warm reception to the new LETRS launch, we believe the market is very responsive right now to blended solutions, but we have continued to see buying cycles for intervention products that tend to be longer than in the mainstream technology segments. Our strategy is to support continued growth of strategic product lines on a cost structure sized to afford us the time and flexibility we need to build momentum on more impactful technology-enabled solutions that are the future of this division’s growth and profitability expansion as we generate profit streams from remaining legacy products. We are focused on diligently cultivating increased profitability as we reverse the Bookings trend over time.

In 2017 for Cambium Learning Group as a whole, we generated Cash Income growth on expanding margins as we delivered on the promise of our increasingly technology-enabled, SaaS business model, and digital solutions approached 80% of our volume. We evaluated our forecasting discipline and refined our go-to-market strategy to drive stronger sustained growth going forward. We expect top-line growth, careful expense management and continued investments in development, marketing and sales will drive incremental expansion in our Cash Income, Adjusted EBITDA, and cash flow. We will fine-tune this as we progress toward the back-to-school season. We are poised and ready to execute well and to deliver strong financial results in 2018.

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Looking beyond 2018, as digital solutions comprise in excess of 80% of our Bookings, we expect the investments we’re making in Learning A-Z and ExploreLearning, as well as the continued strategic progress at Voyager Sopris Learning, to fuel top-line growth and make our business model incrementally more profitable and cash flow generative. Cambium Learning’s mission is to leverage technology to create solutions that are personalized, adaptive, scalable and designed to achieve results in the classroom that can change the trajectory of students’ lives. We are committed to accelerating the returns we deliver while championing our core principles. Every learner has untapped potential; teachers matter, and are the foundation of education; and data, instruction and practice are the keys to success in the classroom and beyond.

Now I will turn the call over to Barbara for a review of the financials. Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone. In 2017 we made further progress on our strategic objectives, grew our top-line, expanded our profitability and strengthened our balance sheet. I’ll quickly recap the financial results, starting with Bookings.

Company-wide Bookings in 2017 grew 2% to $164.4 million, in line with our most recent guidance with Learning A-Z growing 10% to $80.8 million, ExploreLearning growing 19% to $31.0 million, and Voyager Sopris Learning declining 16% to $52.6 million. That’s a 2017 Bookings mix by segment of 49% Learning A-Z, 19% ExploreLearning and 32% Voyager Sopris Learning.

Company-wide, technology-enabled products made up 79% of the Bookings mix in 2017 compared to 73% in 2016. Specific to Voyager Sopris Learning, where we sell both technology and print products, our digital products made up 34% of Bookings in 2017 compared to 30% in 2016.

In 2017 we grew Adjusted EBITDA $6.2 million or 14% to $49.0 million, and EBITDA margin expanded 288 basis points to 31%. The Adjusted EBITDA improvement was driven by GAAP revenue growth of 4%, which exceeded our Bookings growth rate due to the impact of recognition of Bookings from prior years. The GAAP revenue growth came from our higher-margin segments, Learning A-Z and ExploreLearning, and we coupled the positive shift in product mix with effective cost management. Excluding the non-cash goodwill impairment charge, costs and expenses were flattish in 2017 compared to 2016, with the benefit of cost right-sizing activities at Voyager Sopris Learning offset by planned investments in development marketing and sales at Learning A-Z and ExploreLearning.

Cash Income grew from $31.8 million in 2016 to $36.1 million in 2017, a 13% increase, and Cash Income margin expanded 229 basis points to 22%. Like Adjusted EBITDA, the year over year Cash Income expansion is attributable to the top-line growth at the higher-margin Learning A-Z and ExploreLearning segments and solid cost management. Our Cash Income also achieved additional leverage from lower cap-ex spending in 2017, also part of the cost reduction plan for Voyager Sopris Learning.

We had several charges which are excluded from our Adjusted EBITDA and Cash Income non-GAAP measures. Last quarter we discussed the restructuring completed in the fourth quarter in response to the continued decline in Bookings at the Voyager Sopris Learning segment. In total we eliminated 34 positions and expect an annualized run rate cash savings of approximately $3.5 million at the Voyager Sopris Learning segment. Due to the timing of the restructuring activities, we benefited from approximately $0.6 million of the annualized run rate cash savings in 2017. Total restructuring expense included in 2017 results is $1.4 million. Note that results for prior year 2016 also included restructuring costs which were $1.1 million.

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

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Second, we recorded a goodwill impairment charge in the fourth quarter of 2017 of $4.3 million. The impairment was related to the Kurzweil Education business which is now fully integrated into the Voyager Sopris Learning segment. The subscription Kurzweil Education product is growing modestly, but the goodwill associated with the Kurzweil Education business dates back to 2007 and these products are just not part of our primary strategic focus.

Third, in October we made a voluntary payment of the remaining $9.6 million of principal on the Term Loan B of the Senior Secured Credit Facility. In December, we made additional voluntary payments to the Term Loan A of $11 million for a total of $20.6 million of voluntary prepayments in the fourth quarter. Net income for 2017 includes a loss on extinguishment of debt of $0.4 million related to these repayments. Results for prior year also include a loss on extinguishment of debt totaling $0.7 million related to term loan prepayments in 2016. Interest expense was $4.8 million in 2017, $2.3 million lower than the $7.2 million reported in 2016, as a result of the voluntary principal payments and ongoing scheduled quarterly amortization payments.

Lastly, at year-end we determined that it was appropriate to release most of the valuation allowance that was recorded on our deferred tax assets, including our NOLs, which resulted in a very large tax benefit for 2017. Concurrently, we reduced the value of our deferred tax assets to reflect the recently implemented lower corporate tax rate. These significant changes, along with normal current year tax activity, resulted in a net tax benefit in 2017 of $29.3 million; 2016 tax expense was $0.3 million, primarily related to state taxes. Underlying all this, we demonstrated solid income improvement from our reductions to interest expense burden and our Bookings growth and mix shift to higher-margin digital solutions which have consistently increased GAAP revenues and core operating results.

Cash and cash equivalents at year-end 2017 are $8.5 million. Cash provided by operations was $49.2 million in 2017 compared to $44.5 million in 2016, reflecting the higher operational results and lower cash interest. Investing activities include cash paid for ExploreLearning’s acquisition of IS3D, LLC, completed in early November. We ended the year with $48.5 million of principal outstanding on our term loans after making scheduled amortization payments of $7.0 million and voluntary prepayments of $20.6 million. Our net debt to Adjusted EBITDA ratio was below 1x at the end of 2017.

I’ll move now to the 2018 outlook. As John discussed, we are setting an initial expectation for company-wide Bookings growth at a higher percentage than what we saw in 2017, driven by continued strong growth at Learning A-Z and ExploreLearning. At Voyager Sopris Learning, the momentum of the LANGUAGE! Live solution, which grew 20% in 2017, is likely to carry into similar growth in 2018. We see this product as having a strong runway given demand for intervention solutions, and it has gained enough traction to become a meaningful part of Bookings. It was 18% of Voyager Sopris Learning Bookings in 2017. Bookings at this segment will also be impacted by the pace of decline of the legacy solutions which is less predictable.

On the cost side we are very focused this upcoming year on making investments to create long term sustainable growth for our digital SaaS solutions. We’ll invest in several initiatives and product enhancements at Learning A-Z, and ExploreLearning’s spending will include integration of the Cogent Education content and functionality into the ExploreLearning Gizmos product line. Although the existing Cogent Education content is currently available for sale on a stand-alone basis, these stand-alone sales are not our focus and are not expected to be material, and, therefore, the acquisition is not expected to provide meaningful Bookings until the release of the integrated product in 2019. Therefore, the integration costs will impact the 2018 ExploreLearning Cash Income margins by roughly 500 basis points. Most of these costs will be included in cap-ex. Company-wide capital expenditures in 2018 are expected to be roughly consistent with 2017, including the Cogent Education integration work.

Cambium Learning Group, Inc. – Fourth Quarter 2017 Earnings Conference Call, March 7, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Taking these investments into consideration, along with the cost savings we’ll realize from the recent Voyager Sopris Learning restructuring, we expect expansion of our Cash Income margin in 2018, driven by continued strong growth in our higher-margin segments. We expect cash paid for interest in 2018 to be in the neighborhood of $3.0 million. Total interest expense will be around $0.5 million higher than that, including the non-cash amortization of debt issuance costs and upfront fees.

Because we released the valuation allowance on our deferred tax assets at the end of 2017, we will have a more normal tax expense effective rate starting in 2018. With the 21% new corporate rate, plus the ongoing state tax burden, I estimate that effective rate to be between 24% and 27%. For cash taxes, we expect to utilize our net operating losses to offset U.S. Federal taxable income in 2018. When we file our 2017 tax return later this year, we expect to use approximately $16.3 million of our Federal NOLs, leaving us with a remaining $63.6 million of NOLs and to pay a small amount of U.S. Federal alternative minimum tax in 2018 along with State taxes.

Consistent with the seasonal nature of our business, we expect to use cash and borrow on our revolver in the first and second quarters, and to grow cash and pay down the revolver in the third and fourth quarters. Our required debt principal payments in 2018 are $6.0 million. Absent another use of cash during the year, we expect to be substantially debt-free by the end of 2018.

With that, I’d like to move on to our Q&A session.

Operator:

Thank you. Ladies and gentlemen, if you have a question at this time, please press the star, then one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, you may press the pound key. To prevent any background noise, we ask that you please place your line on mute once your question has been stated.

Once again, if you do have a question, please press star, then one on your touchtone telephone. One moment for questions.

I’m not showing any questions in the queue. At this time I would like to turn the call back to Mr. Campbell for closing remarks.

John Campbell:

Well, thanks again, everyone, for joining us on our call today. We look forward to reporting our first quarter results on our next call. Have a great day.

Operator:

Thank you. Ladies and gentlemen, this concludes today's conference. You may now disconnect. Everyone, have a good day.